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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PEOPLES EDUCATIONAL HOLDINGS, INC.


                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be Peoples Educational Holdings, Inc.


                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is located at: Riverpoint Investments, Inc., 2160 World Trade Center, St. Paul, MN 55101.


                            ARTICLE 3 - CAPITAL STOCK

         3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 25,000,000 shares, par value $.02, consisting of 15,000,000 common shares and 10,000,000 undesignated shares. The Board of Directors is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

         3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS




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         4.1) Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

         4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.


                     ARTICLE 5 - WRITTEN ACTION BY DIRECTORS

         5.1) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.


          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

         6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.


               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

         7.1) Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                      ARTICLE 8 - ELIMINATION OF LIABILITY

         8.1) No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for any breach of fiduciary duty, except for the following:

         (a) any breach of a director's duty of loyalty to the corporation or its shareholders;

         (b) any act or omission not in good faith, or that involved intentional misconduct or a knowing violation of law;



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         (c) any act prohibited under or regulated by Minnesota Statutes Section
302A.559 concerning illegal distributions to shareholders, or by Minnesota Statutes Section 80A.23 concerning securities violations; or

         (d) any transaction from which the director derives an improper personal benefit.

Any repeal or modification of this Article 8 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.



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